As filed with the Securities and Exchange Commission on February 28, 2017

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MACK-CALI REALTY CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	22-3305147
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Harborside 3, 210 Hudson St., Ste. 400

Jersey City, New Jersey 07311

(732) 590-1010

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary T. Wagner

General Counsel and Secretary

Mack-Cali Realty Corporation

Harborside 3, 210 Hudson St., Ste. 400

Jersey City, New Jersey 07311

(732) 590-1010

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Blake Hornick, Esq.

Seyfarth Shaw LLP

620 Eight Avenue

New York, New York 10018

(212) 218-3338

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.  ☐

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)(2)		Proposed Maximum Offering Price Per Security(1)(2)		Proposed Maximum Aggregate Offering Price(1)(2)		Amount of Registration Fee(1)(2)
Mack-Cali Realty Corporation:
Common Stock ($0.01 par value)(4)		(8)		(8)		(8)	N/A
Preferred Stock(5)		(8)		(8)		(8)	N/A
Depositary Shares(6)		(8)		(8)		(8)	N/A
Warrants(7)		(8)		(8)		(8)	N/A
TOTALS:		(8)		(8)	$2,000,000,000	(3)		(3)(9)

(1)	In U.S. dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies.
(2)

Estimated solely for the purposes of calculating the registration fee and exclusive of accrued interest, if any. No separate consideration will be received for shares of common stock or preferred stock that are issued upon conversion of preferred stock or depositary shares registered under this registration statement.

(3)	The aggregate maximum public offering price of all offered securities issued pursuant to this registration statement will not exceed $2,000,000,000.
(4)

There are being registered an indeterminate number of shares of common stock as may, from time to time, be issued by Mack-Cali Realty Corporation at indeterminate prices or issuable upon conversion of or in exchange for preferred stock or depositary shares registered hereunder or upon exercise of the common stock warrants registered hereunder, as the case may be. Shares of common stock may be issued from time to time in one or more classes or series.

(5)

There are being registered an indeterminate number of shares of preferred stock as may, from time to time, be issued by Mack-Cali Realty Corporation at indeterminate prices or issuable upon conversion of or in exchange for other classes or series of preferred stock registered hereunder or upon exercise of the preferred stock warrants registered hereunder, as the case may be. Shares of preferred stock may be issued from time to time in one or more classes or series.

(6)

There are being registered an indeterminate number of depositary shares as may, from time to time, be issued by Mack-Cali Realty Corporation at indeterminate prices or issuable upon conversion of other classes or series of preferred stock registered hereunder, which shall be represented by depositary receipts representing an interest in all or a specified portion of a share of preferred stock.

(7)

There are being registered an indeterminate number of warrants to purchase either preferred stock or common stock of Mack-Cali Realty Corporation as may be sold, from time to time, by Mack-Cali Realty Corporation. Warrants may be sold separately or with the preferred stock or common stock.

(8)	Not specified as to each class of securities to be registered, pursuant to General Instruction II.E. of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).
(9)

The $2,000,000,000 of securities covered by this registration statement consist of $2,000,000,000 of unsold securities (the “Unsold Securities”) from the Registration Statement on Form S-3 filed by the registrant on April 18, 2014, File No. 333-195381 (the “2014 Registration Statement”). The 2014 Registration Statement is subject to expiration on the third anniversary of the date of filing with the Commission pursuant to Rule 415(a)(5) under the Securities Act. Pursuant to Rule 415(a)(6) under the Securities Act, the Unsold Securities and the related filing fee previously deemed paid in connection with the 2014 Registration Statement are being carried forward to this registration statement.

PROSPECTUS

$2,000,000,000

MACK-CALI REALTY CORPORATION

Common Stock, Preferred Stock, Depositary Shares and Warrants

Mack-Cali Realty Corporation may, from time to time, in one or more series, offer the following securities:

• common stock;

• preferred stock;

• preferred stock represented by depositary shares; or

• warrants to purchase common stock or preferred stock.

We will describe the terms of any such offering in a supplement to this prospectus. Such prospectus supplement will contain the following information about the offered securities:

• title and amount;

• offering price, underwriting discounts and commissions and our net proceeds;

• any market listing and trading symbol;

•  names of lead or managing underwriters and description of underwriting arrangements; and

• the specific terms of the offered securities.

Our common stock is listed on The New York Stock Exchange under the symbol “CLI.” The closing price of our common stock as reported on The New York Stock Exchange on February 24, 2017 was $29.29 per share. If any other securities offered hereby will be listed on a national securities exchange, such listing will be described in the applicable prospectus supplement.

You should carefully read and consider the risk factors under Part I, Item 1A contained in our most recent Annual Report on Form 10-K for risks relating to investments in our securities, as such risk factors may be supplemented or amended from time to time under Part II, Item 1A of our Quarterly Reports on Form 10-Q.

Our mailing address and telephone number are:

Harborside 3, 210 Hudson St., Ste. 400

Jersey City, New Jersey 07311

(732) 590-1010

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2017

We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

Unless the context otherwise requires, all references in this prospectus to the “registrant,” “General Partner,” “we,” “us,” “our,” or “the Company” include Mack-Cali Realty Corporation, a Maryland corporation, and any subsidiaries or other entities controlled by us, including Mack-Cali Realty, L.P., a Delaware limited partnership.  All references in this prospectus to the “Operating Partnership” include Mack-Cali Realty, L.P. and any subsidiaries or other entities that the Operating Partnership owns or controls. All references in this prospectus to “common stock” refer to our common stock, par value $.01 per share. All references in this prospectus to “units” refer to the units of limited partnership interest in the Operating Partnership.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3. Under this shelf registration statement, we may sell, in one or more offerings for total proceeds of up to $2,000,000,000, any combination of common stock, preferred stock, depositary shares or warrants of the Company.  This prospectus provides you with a general description of the securities we may offer. If required, each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and those securities. The prospectus supplement may add, update or change information contained in this prospectus. Before you buy any of our securities, it is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Information About Us.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We consider portions of this prospectus, including the documents incorporated by reference, to be forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act.   Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue” or comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved.  Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Among the factors about which we have made assumptions are:

•                  risks and uncertainties affecting the general economic climate and conditions, which in turn may have a negative effect on the fundamentals of our business and the financial condition of our tenants and residents;

•                  the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis;

•                  the extent of any tenant bankruptcies or of any early lease terminations;

•                  our ability to lease or re-lease space at current or anticipated rents;

•                  changes in the supply of and demand for our properties;

•                  changes in interest rate levels and volatility in the securities markets;

•                  our ability to complete construction and development activities on time and within budget, including without limitation obtaining regulatory permits and the availability and cost of materials, labor and equipment;

•                  forward-looking financial and operational information, including information relating to future development projects, potential acquisitions or dispositions, and projected revenue and income;

•                  changes in operating costs;

•                  our ability to obtain adequate insurance, including coverage for terrorist acts;

•                  our credit worthiness and the availability of financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and refinance existing debt and our future interest expense;

•                  changes in governmental regulation, tax rates and similar matters; and

•                  other risks associated with the development and acquisition of properties, including risks that the development may not be completed on schedule, that the tenants or residents will not take occupancy or pay rent, or that development or operating costs may be greater than anticipated.

For further information on factors which could impact us and the statements contained herein, see the “Risk Factors” under Part I, Item 1A in our most recent Annual Report on Form 10-K for risks relating to investments in our securities, as such risk factors may be supplemented or amended from time to time under Part II, Item 1A of our Quarterly Reports on Form 10-Q.  We assume no obligation to update and supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

AVAILABLE INFORMATION

We file annual, quarterly and current reports with the Securities and Exchange Commission. You may read and copy any documents filed by us at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room of the Securities and Exchange Commission by calling the Securities and Exchange Commission at 1-800-SEC-0330. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s web site is: http://www.sec.gov. In addition, our common stock is listed on The New York Stock Exchange, and similar information concerning us can be inspected and copied at the offices of The New York Stock Exchange, 11 Wall Street - 22nd Floor, New York, New York 10005. In addition, copies of our annual, quarterly, and current reports may be obtained from our website at http://www.mack-cali.com.  The information available on or through our website is not a part of this prospectus or any prospectus supplement.

We have filed with the Securities and Exchange Commission an automatic shelf registration statement on Form S-3 (of which this prospectus is a part) under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance please see the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement and such exhibits and schedules which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Securities and Exchange Commission, or from its web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In this document, we “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under

Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus until the offering is completed:

(1)                       Our Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission on February 28, 2017;

(2)                       Our Proxy Statement relating to our Annual Meeting of Stockholders held on June 1, 2016, as filed with the Securities and Exchange Commission on April 29, 2016;

(3)                       Our Current Reports on Form 8-K (File No. 1-13274) as filed with the Securities and Exchange Commission on January 30, 2017 (excluding the information furnished therein under Items  7.01 and 9.01) and February 9, 2017; and

(4)                       The description of our common stock and the description of certain provisions of Maryland Law contained in:

i.                                          Our Registration Statement on Form 8-A dated August 9, 1994;

ii.                                       Our Articles of Restatement dated September 18, 2009;

iii.                                    The Articles of Amendment to Our Articles of Restatement dated May 12, 2014; and

iv.                                   Any amendments or reports filed for the purpose of updating such description.

Except as otherwise indicated, all documents we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the filing of a post-effective amendment to the registration statement of which this prospectus is a part that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold will be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this prospectus.

We will provide, free of charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus, other than exhibits to those documents unless specifically incorporated by reference.  To request a copy of those documents, you should contact us as set forth below under “Information About Us.”

INFORMATION ABOUT US

Mack-Cali Realty Corporation, a Maryland corporation, together with its subsidiaries (collectively the “General Partner”), is a fully-integrated, self-administered and self-managed real estate investment trust (“REIT”).  The General Partner controls Mack-Cali Realty, L.P., a Delaware limited partnership, together with its subsidiaries (collectively, the “Operating Partnership”), as its sole general partner and owned an 89.5 percent common unit interest in the Operating Partnership as of both December 31, 2016 and December 31, 2015.  The General Partner’s business is the ownership of interests in and operation of the Operating Partnership and all of the General Partner’s expenses are incurred for the benefit of the Operating Partnership.  The General Partner is reimbursed by the Operating Partnership for all expenses it incurs relating to the ownership and operation of the Operating Partnership.

The Operating Partnership conducts the business of providing leasing, management, acquisition, development, construction and tenant-related services for its General Partner.  The Operating Partnership, through its operating divisions and subsidiaries, including the Mack-Cali property-owning partnerships and limited liability companies, is the entity through which all of the General Partner’s operations are conducted.  Unless stated otherwise or the context requires, the “Company” refers to the General Partner and its subsidiaries, including the Operating Partnership and its subsidiaries.

The Company owns and operates a real estate portfolio comprised predominantly of Class A office and office/flex properties located primarily in the Northeast with a recent emphasis on expansion into the multi-family rental sector in the same markets.  The Company performs substantially all real estate leasing, management, acquisition and development on an in-house basis.

As of December 31, 2016, the Company owned or had interests in 248 properties, consisting of 119 office and 110 flex properties, totaling approximately 26.6 million square feet, leased to approximately 1,600 commercial tenants and 19 multi-family rental properties containing 5,614 residential units, plus developable land (collectively, the “Properties”).  The Properties are comprised of: (a) 199 wholly-owned or Company-controlled properties consisting of 83 office buildings and 107 flex buildings aggregating approximately 20.9 million square feet and nine multi-family properties totaling 2,027 apartments, (collectively, the “Consolidated Properties”); and (b) 36 office properties totaling approximately 5.6 million square feet, 10 multi-family properties totaling 3,587 apartments, two retail properties totaling 81,700 square feet and a 350-room hotel, which are owned by unconsolidated joint ventures in which the Company has investment interests.  Unless otherwise indicated, all references to square feet represent net rentable area.  As of December 31, 2016, the Company’s core, stabilized office and flex properties included in the Consolidated Properties were 90.6 percent leased.  Percentage leased includes all leases in effect as of the period end date, some of which have commencement dates in the future, and leases that expire at the period end date.  Leases that expired as of December 31, 2016 aggregate 151,655 square feet, or 0.7 percent of the net rentable square footage.  The Properties are located in six states, primarily in the Northeast, and the District of Columbia.

The Company’s historical strategy has been to focus its operations, acquisition and development of office properties in high-barrier-to-entry markets and sub-markets where it believes it is, or can become, a significant and preferred owner and operator.  In September 2015, the Company announced a three-year strategic initiative to transform into a more concentrated owner of New Jersey Hudson River waterfront and transit-oriented office properties and a regional owner of luxury multi-family residential properties.  As part of this plan, over the past year, the Company sold or has contracted to sell multiple properties, primarily commercial office, which it believes do not meet its long-term goals.

The Company believes that its Properties have excellent locations and access and are well-maintained and professionally managed.  As a result, the Company believes that its Properties attract high quality tenants and residents, and achieve high rental, occupancy and tenant retention rates within their markets.  The Company also believes that its extensive market knowledge provides it with a significant competitive advantage, which is further enhanced by its strong reputation for, and emphasis on, delivering highly responsive, professional management services.

The General Partner’s shares of common stock are listed on The New York Stock Exchange under the symbol “CLI.”  The General Partner has paid regular quarterly distributions on its common stock since it commenced operations as a REIT in 1994.  The General intends to continue making regular quarterly distributions to the holders of its common stock.  Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made in the future.

Our executive offices are located at Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311, and its telephone number is (732) 590-1010.  We maintain an Internet website at www.mack-cali.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus or any prospectus supplement.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SECURITY DIVIDENDS

The following table shows our ratios of earnings to combined fixed charges and preferred security dividends for the periods shown:

Period	Ratios of Earnings to Combined Fixed Charges and Preferred Security Dividends
Year ended December 31, 2016	1.9	x
Year ended December 31, 2015	(a)
Year ended December 31, 2014	1.2	x
Year ended December 31, 2013	(b)
Year ended December 31, 2012	1.3	x

(a)                                 Deficiency of earnings to cover combined fixed charges and preferred security dividends for the year ended December 31, 2015 was $(146,679,000).

(b)                                 Deficiency of earnings to cover combined fixed charges and preferred security dividends for the year ended December 31, 2013 was $(89,605,000).

We compute the ratio of earnings to combined fixed charges and preferred security dividends by dividing earnings by combined fixed charges and preferred security dividends. For this purpose, earnings consist of income from continuing operations before non-controlling interest and equity in earnings from unconsolidated joint ventures, plus fixed charges as defined below (excluding capitalized interest and preferred security dividend requirements of consolidated subsidiaries), amortization of capitalized interest and distributed income of unconsolidated joint ventures, and, minus the non-controlling interest in income of consolidated subsidiaries that have not incurred fixed charges. Fixed charges consist of interest costs, both expensed and capitalized, amortization of deferred financing costs, the interest portion of ground rents on land leases, and preferred security dividend requirements of consolidated subsidiaries.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, including the development and acquisition of additional properties and other acquisition transactions, the repayment of outstanding debt and improvements to properties in our portfolio. As required by the terms of the limited partnership agreement of the Operating Partnership, we must invest the net proceeds of any sale of our common stock or preferred stock in the Operating Partnership in exchange for additional units of limited partnership interest.

DESCRIPTION OF COMMON STOCK

The following description of our common stock in this prospectus contains the general terms and provisions of our common stock. The particular terms of any offering of our common stock will be described in a prospectus supplement relating to such offering. The prospectus supplement may provide that our common stock will be issuable upon conversion of preferred stock or upon the exercise of warrants to purchase our common stock. The statements below describing our common stock are subject to and qualified by, the applicable provisions of our charter and bylaws.

General

We are authorized under our charter to issue 190,000,000 shares of our common stock. Each outstanding share of common stock entitles the holder to one vote on all matters presented to stockholders for a vote. Holders of common stock have no preemptive or cumulative voting rights. At February 24, 2017, 89,844,700 shares of our common stock were issued and outstanding. Our common stock currently is listed for trading on the New York Stock Exchange under the symbol “CLI.”

All shares of common stock to be outstanding following this offering will be, upon our receipt of the consideration therefor, duly authorized, validly issued, fully paid and non-assessable. We may pay dividends to the holders of our common stock if and when declared by our board of directors out of legally available funds. We intend to continue to pay quarterly dividends on our common stock. Dividends depend on a variety of factors, and there can be no assurances that distributions will be made in the future.

Under Maryland law, our stockholders generally are not liable for our debts or obligations. If we are liquidated, subject to the right of any holders of preferred stock to receive preferential distributions, each outstanding share of common stock will participate pro rata in any assets remaining after our payment of, or adequate provision for, all of our known debts and liabilities, including debts and liabilities arising out of our status as general partner of Mack-Cali Realty, L.P. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights, subject to the ownership limits set forth in our charter or as permitted by our board of directors.

Ownership Limitations and Restrictions on Transfer

Generally, our charter provides that no person may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Internal Revenue Code of 1986, as amended (the “Code”), more than 9.8% of our issued and outstanding capital stock. In addition, our charter and bylaws contain provisions that would have the effect of delaying, deferring or preventing a change in control.  See “Certain Provisions of Maryland Law and our Charter and Bylaws.”

In order for us to maintain our REIT qualification under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year, and at least 100 persons must beneficially own our outstanding capital stock for at least 335 days per 12 month taxable year, or during a proportionate part of a taxable year of less than 12 months.  To help ensure that we meet these tests, our charter provides that no holder may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Code, more than 9.8% of our issued and outstanding capital stock. Our board of directors may waive this ownership limit if it receives evidence that ownership in excess of the limit will not jeopardize our REIT status under the Code.

The ownership limitations and restrictions on transfer will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT under the Code.

All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

If you beneficially own more than 5% of our outstanding capital stock, you must file a written response to our request for stock ownership information, which we will mail to you no later than January 30th of each year. This notice should contain your name and address, the number of shares of each class or series of stock you beneficially own and a description of how you hold the shares.  In addition, you must disclose to us in writing any additional information we request in order to determine the effect of your ownership of such shares on our status as a REIT under the Code.

These ownership limitations could have the effect of precluding a third party from obtaining control over us unless our board of directors and our stockholders determine that maintaining REIT status is no longer desirable.

Operating Partnership Agreement

The partnership agreement of Mack-Cali Realty, L.P. requires that the consent of the holders of at least 85% of Mack-Cali Realty, L.P.’s partnership units is required:

•                  to merge (or permit the merger of) Mack-Cali Realty, L.P. with another unrelated entity, unless Mack-Cali Realty, L.P. shall be the surviving entity in such merger;

•                  to dissolve, liquidate, or wind-up Mack-Cali Realty, L.P.; or

•                  to convey or otherwise transfer all or substantially all of the assets of Mack-Cali Realty, L.P.

As of December 31, 2016, we, as general partner of Mack-Cali Realty, L.P., held approximately 89.5 percent of the outstanding common partnership units of Mack-Cali Realty, L.P. Consequently, approval of any of the foregoing transactions currently would not require the consent of any of the limited partners of Mack-Cali Realty, L.P.

The partnership agreement also contains provisions restricting us from engaging in a merger or sale of substantially all of our assets, unless such transaction was one where all of the limited partners received for each partnership unit, an amount of cash, securities, or other property equal to the number of shares of common stock into which such partnership unit is convertible multiplied by the greatest amount of cash, securities or other property paid to a holder of one share of common stock in consideration of one share of common stock.  However, if, in connection with a merger or sale of substantially all of our assets, a purchase, tender or exchange offer was made to all of the outstanding common stockholders, each partnership unit holder would receive the greatest amount of cash, securities, or other property which such partnership unit holder would have received had it exercised its redemption rights and received common stock in exchange for its partnership units immediately before such purchase, tender or exchange offer expires.

We may merge with another entity, without any of the restrictions identified in the immediately preceding paragraph, so long as each of the following requirements are satisfied:

•                  after a merger, substantially all of the assets owned by the surviving entity, other than partnership units we hold, are owned by Mack-Cali Realty, L.P. or another limited partnership or limited liability company which is the survivor of a merger with Mack-Cali Realty, L.P.;

•                  the limited partners own a percentage interest of the surviving partnership based on the fair market value of the net assets of Mack-Cali Realty, L.P. and the fair market value of the other net assets of the surviving partnership before the transaction;

•                  the rights, preferences and privileges of the limited partners in the surviving partnership are at least as favorable as those in effect before the transaction; and

•                  such rights of the limited partners include the right to exchange their interests in the surviving partnership for at least one of: (A) the consideration available to such limited partners, or (B) if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities and the common stock.

Redemption Rights

Certain individuals who received common units in Mack-Cali Realty, L.P. have the right to have their common units redeemed for cash, based upon the fair market value of an equivalent number of shares of our common stock at the time of such redemption, or, at our election, shares of our common stock, on a one-for-one basis.  However, we may not pay for such redemption with shares of common stock if, after giving effect to such redemption, any person would beneficially or constructively own shares in excess of the ownership limit described in “Ownership Limitations and Restrictions on Transfer.” As of February 24, 2017, the limited partners of Mack-Cali Realty, L.P. owned 10,339,443 common units, 657,373 Long-Term Incentive Plan Units that are convertible on a one-for-one basis into common units, and 42,800 series A 3.5% preferred limited partnership units that are convertible into up to 1,204,820 common units.  On February 28, 2017, Mack-Cali Realty, L.P. issued 9,122 series A-1 3.5% preferred limited partnership units and reserved for issuance an additional 91 series A-1 3.5% preferred limited partnership units that are convertible into up to 257,375 common units.  All common units may be redeemed, at our election, for an equal number of shares of our common stock.

Transfer Agent

The transfer agent for our common stock is:

Computershare Trust Company, N.A.

P.O. Box 30170

College Station, TX 77942-3170

1-800-317-4445

www.computershare.com/investor

DESCRIPTION OF PREFERRED STOCK

The following description of our preferred stock in this prospectus contains the general terms and provisions of our preferred stock. The particular terms of any offering of preferred stock will be described in a prospectus supplement relating to such offering. The statements below describing our preferred stock are subject to and qualified by, the applicable provisions of our charter, bylaws and any articles supplementary.

General

We are authorized to issue up to 5,000,000 shares of preferred stock. Under our charter, we may issue shares of preferred stock from time to time, in one or more series, as authorized by our board of directors. Before the issuance of shares of each series, our board of directors is required by Maryland law and our charter to adopt resolutions and file articles supplementary with the State Department of Assessment and Taxation of Maryland, setting forth for each such series: the designation of the series to distinguish it from other series and classes of our stock, the number of shares to be included in the series and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the shares of the series.

Because our board of directors has the power to establish the terms and conditions of each series of preferred stock, it may afford the holders of any series of preferred stock powers, preferences and rights, voting or otherwise, senior to the rights of holders of shares of our common stock. Our issuance of preferred stock could have the effect of delaying or preventing a change in control.

Terms

When we issue preferred stock and receive the consideration therefor, such preferred stock will be duly authorized, validly issued, fully paid and non-assessable. The preferred stock will not have any preemptive rights.

Articles supplementary that will become part of our charter will reflect the specific terms of any new series of preferred stock offered. A prospectus supplement will describe these specific terms, including:

• the title and stated value;

• the number of shares, liquidation preference and offering price;

• the dividend rate, dividend periods and payment dates;

• the date on which dividends begin to accrue or accumulate;

• any auction and remarketing procedures;

• any retirement or sinking fund requirement;

• the price and the terms and conditions of any redemption right;

• any listing on any securities exchange;

• the price and the terms and conditions of any conversion or exchange right;

• whether interests will be represented by depositary shares;

• any voting rights;

• the relative ranking and preferences as to dividends, liquidation, dissolution or winding up;

• any limitations on issuing any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividends, liquidation, dissolution or winding up;

• any limitations on direct or beneficial ownership and restrictions on transfer;

• any U.S. federal income tax considerations, if appropriate; and

• any other specific terms, preferences, rights, limitations or restrictions.

Rank

Unless otherwise described in the prospectus supplement, the preferred stock will have the following ranking as to dividends, liquidation, dissolution or winding up:

• senior to our common stock and to all other equity securities ranking junior to the preferred stock;

• on a parity with all equity securities issued by us which by their terms rank on a parity with the preferred stock; and

• junior to all equity securities issued by us which by their terms rank senior to the preferred stock.

Dividends

If declared by our board of directors, preferred stockholders will be entitled to receive cash dividends at the rate set forth in the prospectus supplement. We will pay dividends to stockholders of record on the record date fixed by our board of directors. The prospectus supplement will specify whether dividends on any series of preferred stock are cumulative or non-cumulative. If dividends are cumulative, they will be cumulative from the date set forth in the prospectus supplement. If dividends are non-cumulative and our board of directors does not declare a dividend payable on a dividend payment date, then the holders of that series will have no right to receive a dividend, and we will not be obligated to pay an accrued dividend later for the missed dividend period, whether or not our board of directors declares dividends on the series on any future date.

If any preferred stock is outstanding, we will not declare or pay dividends on, or redeem, purchase or otherwise acquire any shares of, our common stock or any capital stock ranking junior to a series of preferred stock, other than dividends paid in, or conversions or exchanges for, common stock or other capital stock junior to the preferred stock, unless:

•                  if the series of preferred stock has cumulative dividends, we have declared and paid full cumulative dividends for all past dividend periods or declared and reserved funds for payment therefor before or at the same time as the declaration and payment on the junior series; or

•                  if the series of preferred stock does not have cumulative dividends, we have declared and paid full dividends for the current dividend period or declared and reserved funds for payment therefor before or at the same time as the declaration and payment on the junior series.

Unless the prospectus supplement provides otherwise, when we do not pay dividends on shares from more than one series of preferred stock ranking in parity as to dividends in full (or we have not reserved a sufficient sum for full payment), all of these dividends will be declared pro rata so that the amount of dividends declared per share in each series will in all cases bear the same ratio of accrued dividends owed. These pro rata payments per share will not include interest, nor will they include any accumulated unpaid dividends from prior periods if the dividends in question are non-cumulative.

Redemption

If specified in the prospectus supplement, we will have the right to redeem all or any part of the preferred stock in each series at our option, or the preferred stock will be subject to mandatory redemption.

If the series of preferred stock is subject to mandatory redemption, the prospectus supplement will specify:

• the number of shares we will redeem in each year;

• the date after which we may or must commence the redemption; and

• the redemption price per share, which will include all accrued and unpaid dividends other than non-cumulative dividends for prior dividend periods.

Except as otherwise provided in the prospectus supplement, the redemption price may be payable in cash or other property.

Unless the prospectus supplement provides otherwise, we will not redeem less than all of a series of preferred stock, or purchase or acquire any shares of a series of preferred stock, other than conversions or exchanges for common stock or other capital stock junior to the preferred stock, unless:

•                  if the series of preferred stock has cumulative dividends, we have declared and paid full cumulative dividends for all past and current dividend periods for this series or declared and reserved funds for payment; or

•                  if the series of preferred stock does not have cumulative dividends, we have declared and paid full dividends for the current dividend period or declared and reserved funds for payment.

We may, however, purchase or acquire preferred stock of any series to preserve our status as a REIT under the Code or pursuant to an offer made on the same terms to all holders of preferred stock of that series.

If we redeem fewer than all outstanding shares of preferred stock of any series, we will determine the number of shares to be redeemed and whether we will redeem shares pro rata by shares held or shares requested to be redeemed or by lot in a manner that we determine.

We will mail redemption notices at least 30 days, but not more than 60 days, before the redemption date to each holder of record of a series of preferred stock to be redeemed at the address shown on the share transfer books. Each notice will state:

• the redemption date;

• the number of shares and series of the preferred stock to be redeemed;

• the redemption price;

• the place to surrender certificates for payment of the redemption price;

• that dividends on the shares redeemed will cease to accrue on the redemption date; and

• the date upon which any conversion rights will terminate.

If we redeem fewer than all outstanding shares of a series of preferred stock, the notice also will specify the number of shares we will redeem from each holder. If we give notice of redemption and have set aside sufficient funds necessary for the redemption in trust for the benefit of stock we will redeem, then dividends will thereafter cease to accrue and all rights of the holders of the shares will terminate, except the right to receive the redemption price.

Liquidation Preference

If we liquidate, dissolve or wind up our affairs, then holders of each series of preferred stock will receive out of our legally available assets a liquidating distribution in the amount of the liquidation preference per share for that series as specified in the prospectus supplement, plus an amount equal to all dividends accrued and unpaid, but not including amounts from prior periods for non-cumulative dividends, before we make any distributions to holders of our common stock or any other capital stock ranking junior to the preferred stock. Once holders of outstanding preferred stock receive their respective liquidating distributions, they will have no right or claim to any of our remaining assets. In the event that our assets are not sufficient to pay the full liquidating distributions to the holders of all outstanding preferred stock and all other classes or series of its capital stock ranking on a parity with our preferred stock, then we will distribute our assets to those holders in proportion to the full liquidating distributions to which they would otherwise have received.

After we have paid liquidating distributions in full to all holders of our preferred stock, we will distribute our remaining assets among holders of any other capital stock ranking junior to the preferred stock according to their respective rights and preferences and number of shares. For this purpose, our consolidation or merger with any other corporation or entity, or a sale of all or substantially all of our property or business, does not constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

Holders of preferred stock will not have any voting rights, except as set forth below or otherwise set forth in the prospectus supplement.

Unless the prospectus supplement provides otherwise, whenever we have not paid dividends on any shares of preferred stock for six or more consecutive quarterly periods, the holders of such shares may vote, separately as a class with all other series of preferred stock on which we have not paid dividends, for the election of two additional directors to our board of directors. In this event, our board of directors will be increased by two directors. The holders of a series of preferred stock on which we have not paid dividends may vote for the additional directors at our next annual meeting of stockholders and at each subsequent annual meeting until:

•                  if the series of preferred stock has a cumulative dividend, we have fully paid all unpaid dividends on the shares for the past dividend periods and the then current dividend period, or we have declared the unpaid dividends and set apart a sufficient sum for their payment; or

•                  if the series of preferred stock does not have a cumulative dividend, we have fully paid four consecutive quarterly dividends, or we have declared the dividends and set apart a sufficient sum for their payment.

Unless the prospectus supplement provides otherwise, we cannot take any of the following actions without the affirmative vote of holders of at least two-thirds of the outstanding shares of each series of preferred stock:

•                  authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to the series of preferred stock as to dividends or liquidation distributions;

•                  reclassify any authorized capital stock into shares ranking senior to the series of preferred stock as to dividends or liquidation distributions;

•                  issue any obligation or security convertible into or evidencing the right to purchase any share ranking senior to the series of preferred stock as to dividends or liquidation distributions; or

•                  amend, alter or repeal any provision of our charter in a manner that materially and adversely affects any right, preference, privilege or voting power of the series of preferred stock.

For these purposes, the following events do not materially and adversely affect a series of preferred stock, unless otherwise provided in an applicable prospectus supplement:

•                  an increase in the amount of the authorized shares of preferred stock;

•                  the creation or issuance of any other series of preferred stock ranking the same as or junior to such series as to dividends and liquidation distributions; or

•                  an increase in the amount of authorized shares of the series of preferred stock or any other series of preferred stock ranking the same as or junior to such series as to dividends and liquidation distributions.

The holders of a series of preferred stock will have such voting rights as provided for in the articles supplementary establishing any such series of preferred stock and as described in the applicable prospectus supplement, however, if we redeem or call for redemption all outstanding shares of a series and deposit sufficient funds in a trust to effect the redemption on or before the occurrence of the act requiring the vote, such holders of a series of preferred stock will have no voting rights.

Conversion Rights

If any series of preferred stock is convertible into common stock, the prospectus supplement will describe the following terms:

• the number of shares of common stock into which the shares of preferred stock are convertible;

• the conversion price or manner by which we will calculate the conversion price;

• the conversion period;

• whether conversion will be at our option or the option of the holders of the preferred stock;

• any events requiring an adjustment of the conversion price; and

• provisions affecting conversion in the event of the redemption of the series of preferred stock.

Ownership Limitations and Restrictions on Transfer

As further discussed under “Description of Common Stock—Ownership Limitations and Restrictions on Transfer,” in order for us to maintain our REIT qualification under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year. As a result, our charter provides that no person may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Code, more than 9.8% of our issued and outstanding shares of capital stock. Accordingly, the articles supplementary designating the terms of each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The prospectus supplement will specify any additional ownership limitations and restrictions on transfer relating to a series of preferred stock. Our board of directors may waive this ownership limit if it receives evidence that ownership in excess of the limit will not jeopardize our REIT status under the Code.

These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some shares of our capital stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Stockholder Liability

Under Maryland law, none of the holders of our outstanding stock, including holders of preferred stock, will be personally liable for our acts and obligations solely as a result of their status as holders of such stock, and our funds and property are the only recourse for our acts or obligations.

Transfer Agent

The prospectus supplement will identify the transfer agent for the preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

The following description of our depositary shares in this prospectus contains the general terms and provisions of the depositary shares. The particular terms of any offering of depositary shares will be described in a prospectus supplement relating to such offering. The statements below describing the depositary shares are subject to and qualified by, the applicable provisions of our charter, bylaws and any articles supplementary.

General

We may offer and sell depositary shares, each of which would represent a fractional interest of a share of a particular series of preferred stock. We will issue shares of preferred stock to be represented by depositary shares and deposit such shares of preferred stock with a preferred stock depositary under a separate deposit agreement among us, a preferred stock depositary and the holders of the depositary shares. Subject to the terms of the deposit agreement and as further set forth in an applicable prospectus supplement, each owner of a depositary share will possess, in proportion to the fractional interest of a share of preferred stock represented by the depositary share, all the rights and preferences of the preferred stock represented by the depositary shares.

Depositary receipts will evidence the depositary shares issued pursuant to the deposit agreement. Immediately after we issue and deliver preferred stock to a preferred stock depositary, the preferred stock depositary will issue the depositary receipts.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends on the preferred stock to the record holders of the depositary shares. Holders of depositary shares generally must file proofs, certificates and other information and pay charges and expenses of the preferred stock depositary in connection with distributions.

Unless otherwise provided in the deposit agreement or an applicable prospectus supplement, if a distribution on the preferred stock is other than in cash and it is feasible for the preferred stock depositary to distribute the property it receives, the preferred stock depositary will distribute the property to the record holders of the depositary shares. If such a distribution is not feasible and we approve, the preferred stock depositary may sell the property and distribute the net proceeds from the sale to the record holders of the depositary shares.

No distribution will be made on any depositary share to the extent that it represents any class or series of preferred stock that has been converted or exchanged.

Withdrawal of Stock

Unless we have previously called the depositary shares for redemption or the holder of the depositary shares has converted such shares and unless otherwise provided in an applicable prospectus supplement, a holder of depositary shares may surrender them at the corporate trust office of the preferred stock depositary in exchange for whole or fractional shares of the underlying preferred stock together with any money or other property represented by the depositary shares. Once a holder has exchanged the depositary shares, the holder may not redeposit the preferred shares and receive depositary shares again. If a depositary receipt presented for exchange into preferred stock represents more shares of preferred stock than the number to be withdrawn, the preferred stock depositary will deliver a new depositary receipt for the excess number of depositary shares.

Redemption of Depositary Shares

Unless otherwise provided in an applicable prospectus supplement, whenever we redeem shares of preferred stock held by a depositary, the depositary will redeem the corresponding amount of depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and any other amounts payable with respect to the preferred stock. If we intend to redeem fewer than all of the depositary shares, we and the preferred stock depositary will select the depositary shares to be redeemed as nearly pro rata as practicable without creating fractional depositary shares or by any other equitable method that we determine preserves our REIT status.

On the redemption date:

•                  all dividends relating to the shares of preferred stock called for redemption will cease to accrue;

•                  we and the preferred stock depositary will no longer deem the depositary shares called for redemption to be outstanding; and

•                  all rights of the holders of the depositary shares called for redemption will cease, except the right to receive any money payable upon redemption and any money or other property to which the holders of the depositary shares are entitled upon redemption.

Voting of the Preferred Stock

When a preferred stock depositary receives notice regarding a meeting at which the holders of the underlying preferred stock have the right to vote, it will mail that information to the holders of the depositary shares. Each record holder of depositary shares on the record date may then instruct the preferred stock depositary to exercise its voting rights for the amount of preferred stock represented by that holder’s depositary shares. The preferred stock depositary will vote in accordance with these instructions. The preferred stock depositary will abstain from voting to the extent it does not receive specific instructions from the holders of depositary shares. A preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote, as long as any action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying preferred stock represented by the depositary share, as described in the applicable prospectus supplement.

Conversion of Preferred Stock

Depositary shares will not themselves be convertible into common stock or any other of our securities or property, except in connection with preserving our status as a REIT under the Code, unless otherwise provided in an applicable prospectus supplement. However, if the underlying preferred stock is convertible, as described in the applicable prospectus supplement, holders of depositary shares may surrender them to the preferred stock depositary with written instructions to convert the preferred stock represented by their depositary shares into whole shares of common stock, other shares of our preferred stock or other shares of stock, as applicable. Upon receipt of these instructions and any amounts payable in connection with a conversion, we will convert the preferred stock using the same procedures as those provided for delivery of preferred stock. If a holder of depositary shares converts only part of its depositary shares, the preferred stock depositary will issue a new depositary receipt for any depositary shares not converted. We will not issue fractional shares of common stock upon conversion. If a conversion will result in the issuance of a fractional share, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

Unless otherwise provided in an applicable prospectus supplement, we and the preferred stock depositary may amend any form of depositary receipt evidencing depositary shares and any provision of a deposit agreement. However, unless the existing holders of at least two-thirds of the applicable depositary shares then outstanding have approved the amendment, or unless otherwise provided in an applicable prospectus supplement, we and the preferred stock depositary may not make any amendment that:

• would materially and adversely alter the rights of the holders of depositary shares; or

• would be materially and adversely inconsistent with the rights granted to the holders of the underlying preferred stock.

Subject to exceptions in the deposit agreements and unless otherwise provided in an applicable prospectus supplement, and except in order to comply with the law, no amendment may impair the right of any holder of depositary shares to surrender their depositary shares with instructions to deliver the underlying preferred stock and all money and other property represented by the depositary shares. Every holder of outstanding depositary shares at the time any amendment becomes effective who continues to hold the depositary shares will be deemed to consent and agree to the amendment and to be bound by the amended deposit agreement.

Unless otherwise provided in an applicable prospectus supplement, we may terminate a deposit agreement upon not less than 30 days’ prior written notice to the preferred stock depositary if the termination is necessary to preserve our status as a REIT under the Code. If we terminate a deposit agreement to preserve our status as a REIT under the Code, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange.

In addition, a deposit agreement will automatically terminate if:

•                  we have redeemed all outstanding depositary shares subject to the agreement;

•                  a final distribution of the underlying preferred stock in connection with any liquidation, dissolution or winding up has occurred, and the preferred stock depositary has distributed the distribution to the holders of the depositary shares; or

•                  each share of the underlying preferred stock has been converted into other of our capital stock not represented by depositary shares or has been exchanged for debt securities.

Charges of a Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges arising out of a deposit agreement. In addition, we generally will pay the fees and expenses of a preferred stock depositary in connection with the performance of its duties. However, holders of depositary shares will pay the fees and expenses of a preferred stock depositary for any duties requested by the holders that the deposit agreement does not expressly require the preferred stock depositary to perform.

Resignation and Removal of Preferred Stock Depositary

A preferred stock depositary may resign at any time by delivering to us notice of its election to resign. We also may remove a preferred stock depositary at any time. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary. We will appoint a successor preferred stock depositary within 60 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and have a combined capital and surplus of at least the amount set forth in the deposit agreement.

Miscellaneous

The preferred stock depositary will forward to the holders of depositary shares any reports and communications from us with respect to the underlying preferred stock.

We and the preferred stock depositary will not be liable if any law or any circumstances beyond our control prevent or delay us from performing our obligations under a deposit agreement. Unless otherwise provided in an applicable prospectus supplement, our obligations and the obligations of a preferred stock depositary under a deposit agreement will be limited to performing duties in good faith and without negligence in regard to voting of preferred stock, gross negligence or willful misconduct. We and a preferred stock depositary may not be required to prosecute or defend any legal proceeding with respect to any depositary shares or the underlying preferred stock unless we are furnished with satisfactory indemnity.

We and any preferred stock depositary may rely on the written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary shares or other persons we believe in good faith to be competent, and on documents we believe in good faith to be genuine and signed by a proper party.

Ownership Limitations and Restrictions on Transfer

As further discussed under “Description of Common Stock—Ownership Limitations and Restrictions on Transfer,” in order for us to maintain our REIT qualification under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year. As a result, our charter provides that no person may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Code, more than 9.8% of our issued and outstanding shares of capital stock. Accordingly, the articles supplementary designating the terms of each series of preferred stock and the deposit agreement under which any depositary shares representing such series are issued may contain provisions restricting the ownership and transfer of the depositary shares representing a fractional interest in a series of preferred stock. The prospectus supplement will specify any additional ownership  limitations and restrictions on transfer relating to any depositary shares. Our board of directors may waive this ownership limit if it receives evidence that ownership in excess of the limit will not jeopardize our REIT status under the Code.

These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some shares of our capital stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Depositary

The prospectus supplement will identify the preferred stock depositary for the depositary shares.

DESCRIPTION OF WARRANTS

The following description of our warrants for the purchase of preferred stock or common stock in this prospectus contains the general terms and provisions of the warrants. The particular terms of any offering of warrants will be described in a prospectus supplement relating to such offering. The statements below describing the warrants are subject to and qualified by, the applicable provisions of our charter, bylaws and articles supplementary.

General

We may issue warrants for the purchase of our preferred stock or common stock. We may issue warrants independently or together with any of our securities, and warrants also may be attached to our securities or independent of them. We will issue series of warrants under a separate warrant agreement between us and a specified warrant agent described in the prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Terms

A prospectus supplement will describe the specific terms of any warrants that we issue or offer, including:

•                  the title of the warrants;

•                  the aggregate number of warrants;

•                  the price or prices at which the warrants will be issued;

•                  the currencies in which the price or prices of the warrants may be payable;

•                  the designation, amount and terms of our capital stock purchasable upon exercise of the warrants;

•                  the designation and terms of our other securities, if any, that may be issued in connection with the warrants, and the number of warrants issued with each corresponding security;

•                  if applicable, the date that the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•                  the prices and currencies for which the securities purchasable upon exercise of the warrants may be purchased;

•                  the date that the warrants may first be exercised;

•                  the date that the warrants expire;

•                  the minimum or maximum amount of warrants that may be exercised at any one time;

•                  information with respect to book-entry procedures, if any;

•                  a discussion of certain U.S. federal income tax considerations; and

•                  any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Ownership Limitations and Restrictions on Transfer

As further discussed under “Description of Common Stock—Ownership Limitations and Restrictions on Transfer,” in order for us to maintain our REIT qualification under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year. As a result, our charter provides that no person may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Code, more than 9.8% of our issued and outstanding shares of capital stock. Our board of directors may waive this ownership limit if it receives evidence that ownership in excess of the limit will not jeopardize our REIT status under the Code.

These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some shares of our capital stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•                  directly to purchasers;

•                  to or through underwriters, brokers or dealers;

•                  to the public through underwriting syndicates led by one or more managing underwriters;

•                  To one or more underwriters acting alone for resale to investors or to the public;

•                  through agents; or

•                  through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•             a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•             purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•             ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•             privately negotiated transactions; or

•             any combination of any of these methods.

We may also enter into hedging transactions. For example, we may:

•             enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•             enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus;

•             loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus; or

•             engage in any combination of any of the foregoing transactions.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•             the terms of the offering;

•             the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•             the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•             any delayed delivery arrangements;

•             any initial public offering price;

•             any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•             any discounts or concessions allowed or reallowed or paid to dealers; and

•             any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•             at a fixed price or prices, which may be changed;

•             at market prices prevailing at the time of sale, including in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act by the issuer or through a designated agent;

•             at prices related to the prevailing market prices; or

•             at negotiated prices.

Our common stock or preferred stock may be issued upon the exchange of debt securities of the Operating Partnership or in exchange for other securities.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or re-allowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities other than the common stock, which is listed on the New York Stock Exchange. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock, warrants or other securities issued pursuant to the registration statement of which this prospectus forms a part on any securities exchange; any such listing will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following description is a summary of certain provisions of Maryland law and of our charter and bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of our charter and bylaws which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the Maryland General Corporation Law.

Board of Directors

Number; Vacancies.  Our bylaws provide that the number of our directors shall be established by the board of directors but shall never be less than the minimum number required by the Maryland General Corporation Law (which is not less than one), nor more than fifteen. We have also, in our bylaws, elected to be subject to certain provisions of Maryland law described below under the heading “Unsolicited Takeovers” which vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, to fill vacancies on the board regardless of the reason for such vacancies. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or our charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than until the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualifies.

Classified Board.   Pursuant to our charter, the directors are divided into three classes. At the 2015 annual meeting of stockholders, stockholders approved amendments to our charter and bylaws to declassify our board of directors over a three year period from 2015 through 2017 such that each director whose term expires at the annual meeting of stockholders in 2015 through 2017 will be elected to hold office until the next annual meeting of stockholders following their election, instead of the third-succeeding annual meeting, and until their successors are elected and qualify.  During this transition period, our board of directors will remain classified with respect to the directors whose three year terms have not yet expired during such period.  The classification and staggered terms of office of our directors make it more difficult for a third party to gain control of our board of directors.  At least two annual meetings of stockholders, instead of one, generally would be required to affect a change in a majority of the board of directors.  Effective at the 2017 annual meeting of our stockholders, our board of directors will be fully declassified.  Maryland law permits a board of directors to classify itself at any time, and our board of directors has reserved the right to do so under Maryland law.

Removal of Directors.    Our charter provides that directors may be removed from office only for cause and only by the affirmative vote of at least two-thirds of all votes entitled to be cast by our stockholders generally in the election of directors. Neither the Maryland General Corporation Law nor our charter define the term “cause.” As a result, removal for “cause” is subject to Maryland common law and to judicial interpretation and review in the context of the facts and circumstances of any particular situation.

The staggered terms of our directors, the requirement of cause and a substantial stockholder vote for removal of any of our directors, and the exclusive right of the remaining directors to fill vacancies on the board make it more difficult for a third party to gain control of our board of directors and may discourage offers to acquire us even when an acquisition may be in the best interest of our stockholders.

Maryland Business Combination Act

Under the Maryland Business Combination Act, unless an exemption applies, any “business combination” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder is prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations generally include mergers, consolidations, share exchanges, or, in circumstances specified in the statute, asset transfers or issuances or reclassifications of equity securities. An interested stockholder is defined as:

•                  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding shares; or

•                  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder.  In approving such a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between a Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•                  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

•                  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland Business Combination Act, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations with an interested stockholder that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has exempted from the Maryland Business Combination Act, business combinations between certain affiliated individuals and entities and us.  However, unless our board of directors adopts further exemptions, the provisions of the Maryland Business Combination Act will be applicable to business combinations between other persons and us.

Maryland Control Share Acquisition Act

The Maryland Control Share Acquisition Act provides that holders of control shares of a Maryland corporation acquired in a control share acquisition have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast by our stockholders on the matter. Shares owned by the acquiring person, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•                  one-tenth or more but less than one-third;

•                  one-third or more but less than a majority; or

•                  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares.  The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting.  If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Maryland Control Share Acquisition Act does not apply to:

•                  shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•                  acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any acquisitions of shares by certain affiliated individuals and entities, any of our directors, officers or employees and any person approved by our board of directors prior to the acquisition by such person of control shares.  Any control shares acquired in a control share acquisition which are not exempt under the foregoing provision of our bylaws will be subject to the Maryland Control Share Acquisition Act.

Unsolicited Takeovers

Under certain provisions of Maryland law described in part above under “Board of Directors - Number; Vacancies”, relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors may elect to be subject to certain statutory provisions relating to unsolicited takeovers which, among other things, would automatically classify the corporation’s board of directors into three classes with staggered terms of three years each and vest in the board of directors the exclusive right to determine the number of directors and the exclusive right by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors even if the remaining directors do not constitute a quorum.

These statutory provisions also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualified, and that the affirmative vote of at least two-thirds of all votes entitled to be cast by the stockholders generally in the election of directors shall be required in order to remove a director.  Finally, these statutory provisions provide that a special meeting of stockholders need be called only upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the special meeting.

An election to be subject to any or all of the foregoing statutory provisions may be made in the corporation’s charter or bylaws, or by resolution of its board of directors.  Any such statutory provision to which a corporation elects to be subject will apply even if other provisions of Maryland law or the corporation’s charter or bylaws provide to the contrary.

Through provisions in our charter and bylaws unrelated to the foregoing statutory provisions, (a)  a two-thirds stockholder vote, as well as cause, is required to remove any director from our board of directors and (b) unless called by our chief executive officer, our president and chief operating officer, or our board, the written request of the holders of shares entitled to cast not less than a majority of the votes entitled to be cast at such meeting is required to call a special meeting of stockholders.  We have also elected in our bylaws to be subject to certain of the statutory provisions described above so that, as stated above under “Board of Directors — Number; Vacancies”, our board of directors has the exclusive right to determine the number of our directors and the exclusive right to fill vacancies on our board of directors, and any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred.

Limitation of Liability and Indemnification of Directors and Officers

As permitted by the Maryland General Corporation Law, our charter contains a provision limiting the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law.  Under Maryland law, the liability of our directors and officers to us or our stockholders for money damages may be limited except to the extent that:

•                  it is proved that the director or officer actually received an improper benefit in money, property or services; or

•                  a judgment or other final adjudication was entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

We are authorized under our charter, and obligated under our bylaws and existing indemnification agreements, to indemnify our present and former directors and officers against expense or liability in an action to the fullest extent permitted by Maryland law.  Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party because of their service as an officer, director or other similar capacity.  However, Maryland law prohibits indemnification if it is established that:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Also, under Maryland law, a Maryland corporation may not provide indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification, and then only for expenses.

In addition to the circumstances in which Maryland law permits a corporation to indemnify its directors and officers, Maryland law requires that unless limited by the charter of the corporation, a director or officer who has been successful on the merits or otherwise in the defense of any proceeding or in the defense of any claim, issue or matter in a proceeding, to which he is made a party by reason of his services as a director or officer, shall be indemnified against reasonable expenses incurred by him in connection with the proceeding, claim, issue or matter in which the director or officer has been successful.  Our charter does not alter this requirement.

We also maintain a policy of directors and officers liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

The above indemnification provisions could operate to indemnify directors, officers or other persons who exert control over us against liabilities arising under the Securities Act.  Insofar as the above provisions may allow that type of indemnification, the Securities and Exchange Commission has informed us that, in their opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Amendment of Charter and Bylaws

Our charter may generally be amended only if such amendment is declared advisable by our board of directors and approved by our stockholders by the affirmative vote of at least a majority of all votes entitled to be cast by our stockholders on the amendment. However, any amendment to the provisions in our charter relating to the removal of directors requires approval by our stockholders by the affirmative vote of not less than two-thirds of all votes entitled to be cast.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Mergers, Share Exchanges, Transfers of Assets

Pursuant to our charter and Maryland law, with certain exceptions we cannot engage in a merger or consolidation, enter into a statutory share exchange in which we are not the surviving entity or sell all or substantially all of our assets, unless our board of directors adopts a resolution declaring the proposed transaction advisable, and the transaction is approved by our stockholders by the affirmative vote of a majority of all votes entitled to be cast.  In addition, the partnership agreement of Mack-Cali Realty, L.P. limits our ability to merge or sell substantially all of our assets under certain circumstances. See “Description of Common Stock — Operating Partnership Agreement.”

Dissolution of the Company

We may be dissolved only if the dissolution is declared advisable by a majority of the entire board of directors and approved by our stockholders by the affirmative vote of a majority of all votes entitled to be cast on the dissolution.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•                  pursuant to our notice of the meeting;

•                  by, or at the direction of, the board of directors; or

•                  by any stockholder of the Company who was a stockholder of record both as of the time notice of such nomination or proposal of business is given by the stockholder as set forth in our bylaws and as of the time of the annual meeting in question, who is entitled to vote at such annual meeting and who complies with the advance notice procedures set forth in our bylaws.

Any stockholder who seeks to make such a nomination or to bring any matter before an annual meeting, or his representative, must be present in person at the annual meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law, Our Charter and Bylaws

The Maryland Business Combination Act, the Maryland Control Share Acquisition Act, the provisions of Maryland law relating to unsolicited takeovers, the advance notice provisions of our bylaws, the provisions of our charter on classification of our board of directors and removal of directors and certain other provisions of Maryland law and our charter and bylaws could delay, defer or prevent a transaction or our change in control which might involve a premium price for holders of shares of our capital stock or otherwise be in their best interest.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain of the material U.S. federal income tax considerations relating to our taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and the ownership and disposition of our common stock.

If we offer one or more additional series of common stock or preferred stock (including stock represented by depositary shares), guarantees of debt securities issued by Mack-Cali Realty, L.P. or one or more series of warrants to purchase common stock or preferred stock, the prospectus supplement would include information about certain material U.S. federal income tax consequences to holders of any of the foregoing.

Because this summary is only intended to address certain of the material U.S. federal income tax considerations relating to the ownership and disposition of our common stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

• the tax consequences to you may vary depending on your particular tax situation;
• you may be a person that is subject to special tax treatment or special rules under the Code (e.g., regulated investment companies, insurance companies, tax-exempt entities, financial institutions or broker-dealers, expatriates, persons subject to the alternative minimum tax and partnerships, trusts, estates or other pass through entities) that the discussion below does not address;
• the discussion below does not address any state, local or non-U.S. tax considerations; and
• the discussion below deals only with stockholders that hold our common stock as a “capital asset,” within the meaning of Section 1221 of the Code.

We urge you to consult with your own tax advisors regarding the specific tax consequences to you of acquiring, owning and selling our common stock, including the federal, state, local and foreign tax consequences of acquiring, owning and selling our common stock in your particular circumstances and potential changes in applicable laws or interpretations thereof.

The information in this section is based on the Code, final, temporary and proposed Treasury Regulations promulgated thereunder, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) (including in private letter rulings and other non-binding guidance issued by the IRS), as well as court decisions all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law, or that any such change would not apply retroactively to transactions or events preceding the date of the change. We have not obtained, and do not intend to obtain, any rulings from the IRS concerning the U.S. federal income tax treatment of the matters discussed below. Furthermore, neither the IRS nor any court is bound by any of the statements set forth herein and no assurance can be given that the IRS will not assert any position contrary to statements set forth herein or that a court will not sustain such position.

Taxation of the Company as a REIT

Seyfarth Shaw LLP, which has acted as our tax counsel, has reviewed the following discussion and is of the opinion that it fairly summarizes the material U.S. federal income tax considerations relevant to our status as a REIT under the Code. The following summary of certain U.S. federal income tax considerations is based on current law, is for general information only, and is not intended to be (and is not) tax advice.

It is the opinion of Seyfarth Shaw LLP that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, commencing with our initial taxable year ended December 31, 1994, through and including our taxable year ended December 31, 2016, and that our current method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. We must emphasize that this opinion of Seyfarth Shaw LLP is based on various assumptions and certain representations made by our officers and our accountants as to factual matters and is conditioned upon such assumptions and representations being accurate and complete. Seyfarth Shaw LLP is not aware of any facts or circumstances that are not consistent with these representations and assumptions. Potential purchasers of the securities should be aware, however, that opinions of counsel are not binding upon the IRS or any court. In general, our qualification and taxation as a REIT depends upon our ability to satisfy, through actual operating results, distribution, diversity of stock ownership, and other requirements imposed under the Code, none of which has been, or will be, reviewed by Seyfarth Shaw LLP. Accordingly, while we intend to continue to qualify to be taxed as a REIT under the Code no assurance can be given that the actual results of our operations for any particular taxable year has satisfied, or will satisfy, the requirements for REIT qualification.

Commencing with our taxable year ended December 31, 1994, we have elected to be taxed as a REIT under the Code. We believe that commencing with our taxable year ended December 31, 1994, and for all of our subsequent taxable years through and including our taxable year ended December 31, 2016, we have been organized and have operated in such a manner so as to qualify as a REIT under the Code, and we intend to continue to operate in such a manner. However, we cannot assure you that we will, in fact, continue to operate in such a manner or continue to so qualify as a REIT under the Code.

If we qualify for taxation as a REIT under the Code, we generally will not be subject to a corporate-level tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates the “double taxation” (i.e., a corporate-level and stockholder-level tax) that generally results from investment in a regular subchapter C corporation. However, we will be subject to U.S. federal income tax as follows:

• First, we would be taxed at regular corporate rates on any of our undistributed REIT taxable income, including our undistributed net capital gains (although, to the extent so designated by us, stockholders would receive an offsetting credit against their own U.S. federal income tax liability for U.S. federal income taxes paid by us with respect to any such gains).
• Second, under certain circumstances, we may be subject to the “corporate alternative minimum tax” on our items of tax preference.

• Third, if we have (a) net income from the sale or other disposition of “foreclosure property,” which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

• Fourth, if we have net income from prohibited transactions such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

• Fifth, if we should fail to satisfy the annual 75% gross income test or 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT under the Code because certain other requirements have been met, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

• Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amount actually distributed by us.

• Seventh, if we were to acquire an asset from a corporation which is or has been a subchapter C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the subchapter C corporation, and we subsequently recognize gain on the disposition of the asset within the ten-year period beginning on the day that we acquired the asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. The results described in this paragraph assume that no election will be made under Treasury Regulations Section 1.337(d)-7 for the subchapter C corporation to be subject to an immediate tax when the asset is acquired.

• Eighth, we could be subject to a 100% tax on certain payments that we receive from one of our “taxable REIT subsidiaries,” or on certain expenses deducted by one of our “taxable REIT subsidiaries” (each, a “TRS”) if the economic arrangement between us, the taxable REIT subsidiary and the tenants at our properties are not comparable to similar arrangements among unrelated parties.

• Ninth, if we fail to satisfy a REIT asset test, as described below, due to reasonable cause and we nonetheless maintain our REIT qualification under the Code because of specified cure provisions, we will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

• Tenth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

Requirements for REIT Qualification—In General

To qualify as a REIT under the Code, we must elect to be treated as a REIT and must satisfy the income, asset, distribution, diversity of share ownership and other requirements imposed under the Code. In general, the Code defines a REIT as a corporation, trust or association:

(1)which is managed by one or more trustees or directors;
(2)the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3)that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(4)that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;
(5)the beneficial ownership of which is held by 100 or more persons;

(6)during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities; and
(7)that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the first four requirements above must be met during the entire taxable year and that requirements (5) and (6) above do not apply to the first taxable year for which a REIT election is made and, thereafter, requirement (5) must exist during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of requirement (6) above, generally (although subject to certain exceptions that should not apply with respect to us), any stock held by a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code is treated as not held by the trust itself but directly by the trust beneficiaries in proportion to their actuarial interests in the trust.

We believe that we have satisfied the first six requirements above for REIT qualification. In addition, our charter currently includes restrictions regarding the ownership and transfer of our common stock, which restrictions are intended to assist us in satisfying some of these requirements (and, in particular requirements (5) and (6) above). The ownership and transfer restrictions pertaining to our common stock are described herein under the heading “Description of Common Stock—Ownership Limitations and Restrictions on Transfer.”

In applying the REIT gross income and asset tests, all of the assets, liabilities and items of income, deduction and credit of a corporate subsidiary of a REIT that is a “qualified REIT subsidiary” (as defined in Section 856(i)(2) of the Code) (“QRS”) are treated as the assets, liabilities and items of income, deduction and credit of the REIT itself. Moreover, the separate existence of a QRS is disregarded for U.S. federal income tax purposes and the QRS is not subject to U.S. federal corporate income tax (although it may be subject to state and local tax in some states and localities). In general, a QRS is any corporation if all of the stock of such corporation is held by the REIT, except that it does not include any corporation that is a TRS of the REIT. Thus, for U.S. federal income tax purposes, our QRSs are disregarded, and all assets, liabilities and items of income, deduction and credit of these QRSs are treated as our assets, liabilities and items of income, deduction and credit.

A TRS is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a TRS. A TRS is subject to U.S. federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local tax. Any dividends paid or deemed paid by any one of our TRSs will also be taxable, either (1) to us to the extent the dividend is retained by us, or (2) to our stockholders to the extent the dividends received from the TRS are paid to our stockholders. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under “—REIT Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order to qualify as a REIT, the securities of all of our TRSs in which we have invested either directly or indirectly may not represent more than 25% (20% for tax year beginning after December 31, 2017) of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 25% (20% for tax years beginning after December 31, 2017) of the total value of our assets; however, we cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility as more fully described below under “—REIT Gross Income Tests,” a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT, which, if performed by the REIT itself, could cause rents received by the REIT to be disqualified as “rents from real property.” However, the Code contains several provisions which address the arrangements between a REIT and its TRSs which are intended to ensure that a TRS recognizes an appropriate amount of taxable income and is subject to an appropriate level of U.S. federal income tax. For example, a TRS is limited in its ability to deduct interest payments made to the REIT. In addition, a REIT would be subject to a 100% penalty on some payments that it receives from a TRS, or on certain expenses deducted by the TRS if the economic arrangements between the REIT, the REIT’s tenants and the TRS are not comparable to similar arrangements among unrelated parties. We have several TRSs and will endeavor to structure any arrangement between ourselves, our TRSs and our tenants so as to minimize the risk of disallowance of interest expense deductions or of the 100% penalty being imposed. Notwithstanding, however, it cannot be assured that the IRS would not challenge any such arrangement.

Also, a REIT that is a partner in a partnership is deemed to own its proportionate share of each of the assets of the partnership and is deemed to be entitled to income of the partnership attributable to such share. For purposes of Section 856 of the Code, the interest of a REIT in the assets of a partnership of which it is a partner is determined in accordance with the REIT’s capital interest in the partnership and the character of the assets and items of gross income of the partnership retain the same character in the hands of the REIT. For example, if the partnership holds any property primarily for sale to customers in the ordinary course of its trade or business, the REIT is treated as holding its proportionate share of such property primarily for such purpose. Thus, our proportionate share (based on capital) of the assets, liabilities and items of income of any partnership in which we are a partner, including Mack-Cali Realty, L.P. (and our indirect share of the assets, liabilities and items of income of each lower-tier partnership), will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section. Also, actions taken by Mack-Cali Realty, L.P. or other lower-tier partnerships can affect our ability to satisfy the REIT gross income and asset tests and the determination of whether we have net income from a prohibited transaction. For purposes of this section any reference to “partnership” shall refer to and include any partnership, limited liability company, joint venture, business trust and other entity or arrangement that is treated as a partnership for federal tax purposes, and any reference to “partner” shall refer to and include a partner, member, joint venturer and other beneficial owner of any such partnership, limited liability company, joint venture, business trust and other entity or arrangement.

REIT Gross Income Tests:    In order to maintain our qualification as a REIT under the Code, we must satisfy, on an annual basis, two gross income tests.

• First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain “hedging transactions,” for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments.
• Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain “hedging transactions,” for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.

For this purpose the term “rents from real property” includes: (a) rents from interests in real property; (b) charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated; and (c) rent attributable to personal property which is leased under, or in connection with, a lease of real property, but only if the rent attributable to such personal property for the taxable year does not exceed 15% of the total rent for the taxable year attributable to both the real and personal property leased under, or in connection with, such lease. For purposes of (c), the rent attributable to personal property is equal to that amount which bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real property and the personal property at the beginning and at the end of such taxable year.

However, in order for rent received or accrued, directly or indirectly, with respect to any real or personal property, to qualify as “rents from real property,” the following conditions must be satisfied:

• such rent must not be based in whole or in part on the income or profits derived by any person from the property (although the rent may be based on a fixed percentage of receipts or sales);
• such rent may not be received or accrued, directly or indirectly, from any person if the REIT owns, directly or indirectly (including by attribution, upon the application of certain attribution rules): (i) in the case of any person which is a corporation, at least 10% of such person’s voting stock or at least 10% of the value of such person’s stock; or (ii) in the case of any person which is not a corporation, an interest of at least 10% in the assets or net profits of such person, except that under certain circumstances, rents received from a TRS will not be disqualified as “rents from real property” even if we own more than 10% of the TRS; and
• the portion of such rent that is attributable to personal property for a taxable year that is leased under, or in connection with, a lease of real property may not exceed 15% of the total rent received or accrued under the lease for the taxable year.

In addition, all amounts (including rents that would otherwise qualify as “rents from real property”) received or accrued during a taxable year directly or indirectly by a REIT with respect to a property, will constitute “impermissible tenant services income” (and, thus, will not qualify as “rents from real property”) if the amount received or accrued directly or indirectly by the REIT for: (x) services furnished or rendered by the REIT to tenants of the property; or (y) managing or operating the property ((x) and (y) collectively, “Impermissible Services”) exceeds 1% of all amounts received or accrued during such taxable year directly or indirectly by the REIT with respect to the property. For this purpose, however, the following services and activities are not treated as Impermissible Services: (i) services furnished or rendered, or management or operation provided, through an independent contractor from whom the REIT itself does not derive or receive any income or through a TRS; and (ii) services usually or customarily rendered in connection with the rental of space for occupancy (such as, for example, the furnishing of heat and light, the cleaning of public entrances, and the collection of trash), as opposed to services rendered primarily to a tenant for the tenant’s convenience. If the amount treated as being received or accrued for Impermissible Services does not exceed the 1% threshold, then only the amount attributable to the Impermissible Services (and not, for example, all tenant rents received or accrued that otherwise qualify as “rents from real property”) will fail to qualify as “rents from real property.”

We (through Mack-Cali Realty, L.P. and other affiliated entities) provide some services at the properties, which services we believe do not constitute Impermissible Services or, otherwise, do not cause any rents or other amounts received that otherwise qualify as “rents from real property” to fail to so qualify. If we or Mack-Cali Realty, L.P. were to consider offering services in the future which could cause any such rents or other amounts to fail to qualify as “rents from real property” then we would endeavor to arrange for such services to be provided through one or more independent contractors and/or TRSs or, otherwise, in such a manner so as to minimize the risk of such services being treated as Impermissible Services.

In addition, we (through Mack-Cali Realty, L.P. and other affiliated entities) have received fees for property management and administrative services provided with respect to certain properties not owned, either directly or indirectly, entirely by us and/or Mack-Cali Realty, L.P. These fees do not constitute qualifying income for purposes of either the 75% gross income test or 95% gross income test. We (through Mack-Cali Realty, L.P. and other affiliated entities) also receive other types of income that do not constitute qualifying income for purposes of either of these two tests. We believe that our share of the aggregate amount of these fees and other non-qualifying income so received or accrued has not caused us to fail to satisfy either of the gross income tests. We anticipate that we may continue to receive or accrue a certain amount of non-qualifying fees and other income. In the event that our share of the amount of such fees and other income could jeopardize our ability to satisfy these gross income tests, then we would endeavor to arrange for the services in respect of which such fees and other income are received to be provided by one or more independent contractors and/or TRSs or, otherwise, in such manner so as to minimize the risk of failing either of the gross income tests.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities.  Income and gain from “hedging transactions” are excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test.  For hedging transactions entered into after July 30, 2008, income and gain from “hedging transactions” are excluded from gross income for purposes of both the 75% and 95% gross income tests. For this purpose, a “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (2)  any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain), or (3) for tax years beginning after 2015, generally, any transaction entered into in connection with the extinguishment of borrowings or disposition of property with respect to which hedging transactions described in items (1) or (2) were entered into and such transaction is a hedging transaction with respect to such hedging transaction . We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT under the Code.

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

• the REIT has held the property for not less than two years;
• the aggregate capital expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;
• either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Internal Revenue Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, (4) for sales made after December 31, 2015, the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 20% of the aggregate bases of all of the assets of the REIT at the beginning of the year (provided that the aggregate adjusted bases of all such properties sold by the REIT during a three-year period, including the taxable year at issue and the two immediately preceding taxable years, does not exceed 10% of the aggregate bases of all of the assets of the REIT), or (5) for sales made after December 31, 2015, the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year (provided that the aggregate fair market value of all such properties sold by the REIT during a three-year period, including the taxable year at issues and the two immediately preceding taxable years, does not exceed 10% of the aggregate fair market value of all of the assets of the REIT);

• in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and
• if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or, for tax years beginning after December 31, 2015, taxable REIT subsidiaries.

We will attempt to comply with the terms of safe-harbor provision in the U.S. federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction, including sales made in connection with implementing our multi-family strategy which may include selectively disposing of office and office/flex assets and re-deploying proceeds to multi-family rental properties, as well as the repositioning of a portion of our office properties and land held for development to multi-family rental properties. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to such corporation at regular corporate income tax rates.

If we fail to satisfy either or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year pursuant to a special relief provision of the Code which may be available to us if:

• our failure to meet these tests was due to reasonable cause and not due to willful neglect;
• we attach a schedule of the nature and amount of each item of income to our U.S. federal income tax return; and
• the inclusion of any incorrect information on the schedule is not due to fraud with intent to evade tax.

We cannot state whether in all circumstances, if we were to fail to satisfy either of the gross income tests, we would still be entitled to the benefit of this relief provision. Even if this relief provision were to apply, we would nonetheless be subject to a 100% tax on any non-qualifying income.

REIT Asset Tests:    At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature and diversification of our assets (collectively, the “Asset Tests”):

• at least 75% of the value of our total assets must be represented by “real estate assets” (which also includes any property attributable to the temporary investment of new capital, but only if such property is stock or a debt instrument and only for the 1-year period beginning on the date the REIT receives such proceeds), cash and cash items (including receivables) and government securities (“75% Value Test”);
• not more than 25% of the value of our total assets may be represented by securities other than securities that constitute qualifying assets for purposes of the 75% Value Test;
• except with respect to securities of a TRS or QRS and securities that constitute qualifying assets for purposes of the 75% Value Test:
• not more than 5% of the value of our total assets may be represented by securities of any one issuer;
• we may not hold securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer;

• we may not hold securities having a value of more than 10% of the total value of the outstanding securities of any one issuer (“10% Value Test”); and
• not more than 25% (20% for tax years beginning after December 31, 2017) of the value of our total assets may be represented by securities of one or more TRSs.

After initially meeting the Asset Tests at the close of any quarter of our taxable year, we would not lose our status as a REIT under the Code for failure to satisfy these tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to facilitate compliance with the Asset Tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

In applying the Asset Tests, we are treated as owning all of the assets held by any of our QRSs and our proportionate share of the assets held by Mack-Cali Realty, L.P. (including Mack-Cali Realty, L.P.’s share of the assets held by any lower-tier partnership in which Mack-Cali Realty, L.P. holds a direct or indirect interest).

Securities, for purposes of the Asset Tests, may include debt that we hold in other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% Value Test: (1) securities that meet the “straight debt” safe harbor; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of our interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement described in future Treasury Regulations.

Based on our regular quarterly asset tests, we believe that we have not violated any of the Asset Tests. However, we cannot provide any assurance that the IRS would concur with our beliefs in this regard.

REIT Distribution Requirements:    To qualify for taxation as a REIT, we must, each year, make distributions (other than capital gain distributions) to our stockholders in an amount at least equal to (1) the sum of: (A) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and (2) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we were to dispose of any asset acquired from a subchapter C corporation in a “carryover basis” transaction within ten years of the acquisition, we would be required to distribute at least 90% of the after-tax “built-in gain” recognized on the disposition of such asset.

We must pay dividend distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of the prior year’s distribution requirement if one of the following two sets of criteria are satisfied:

• the dividends are declared in October, November or December and are made payable to stockholders of record on a specified date in any of these months, and such dividends are actually paid during January of the following year; or

• the dividends are declared before we timely file our U.S. federal income tax return for such year, the dividends are paid in the 12-month period following the close of the year and not later than the first regular dividend payment after the declaration, and we elect on our U.S. federal income tax return for such year to have a specified amount of the subsequent dividend treated as if paid in such year.

Even if we satisfy our distribution requirements for maintaining our REIT status, we will nonetheless be subject to a corporate-level tax on any of our net capital gain or REIT taxable income that we do not distribute to our stockholders. In addition, we will be subject to a 4% excise tax to the extent that we fail to distribute for any calendar year an amount at least equal to the sum of:

• 85% of our ordinary income for such year;
• 95% of our capital gain net income for such year; and
• any undistributed taxable income from prior periods.

As discussed below, we may retain, rather than distribute, all or a portion of our net capital gains and pay the tax on the gains and may elect to have our stockholders include their proportionate share of such undistributed gains as long-term capital gain income on their own income tax returns and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any such retained gains would be treated as having been distributed by us.

We intend to make timely distributions sufficient to satisfy our annual distribution requirements for REIT qualification under the Code and which are eligible for the dividends-paid deduction. In this regard, the partnership agreement of Mack-Cali Realty, L.P. authorizes us, as the general partner of Mack-Cali Realty, L.P., to take such steps as may be necessary to cause Mack-Cali Realty, L.P. to make distributions to its partners at such times and which are sufficient in amount to enable us to satisfy the annual REIT distribution requirements.

We expect that our cash flow will exceed our REIT taxable income due to the allowance of depreciation and other non-cash deductions allowed in computing REIT taxable income. Accordingly, in general, we anticipate that we should have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement for REIT qualification under the Code. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet this requirement or to distribute an amount sufficient to enable us to avoid income and/or excise taxes. In such event, we may find it necessary to arrange for borrowings to raise cash or, if possible, make taxable stock dividends in order to make such distributions.

In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Code, or an agreement as to tax liability between us and an IRS district director, we may be able to rectify any resulting failure to meet the 90% distribution requirement by paying “deficiency dividends” to stockholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, we must make the distribution within 90 days of the adverse determination and we also must satisfy other procedural requirements. If we satisfy the statutory requirements of Section 860 of the Code, a deduction is allowed for any deficiency dividend subsequently paid by us to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Failure to Qualify as a REIT:    If we would otherwise fail to qualify as a REIT under the Code because of a violation of one of the requirements described above, our qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and we pay a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the gross income tests described above or a violation of the asset tests described above each of which have specific relief provisions that are described above.

If we fail to qualify for taxation as a REIT under the Code in any taxable year, and the relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions to stockholders in any year in which we fail to qualify, nor will we be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to the stockholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described in this paragraph in all circumstances.

Taxation of U.S. Stockholders

When we refer to the term U.S. Stockholders, we mean a holder of our common stock that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;
• a domestic corporation;
• an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
• a trust if a court within the United States can exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust.

Distributions Generally:    For any taxable year for which we qualify for taxation as a REIT under the Code, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. Stockholders as ordinary income. A noncorporate U.S. Stockholder will generally not be entitled to the reduced tax rate applicable to “qualified dividend income” except with respect to the portion of any distribution (a) that represents income from dividends received from a corporation in which it owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders), or (b) that is equal to our REIT taxable income (taking into account the dividends paid deduction available to us) for our previous taxable year less any taxes paid by us during the previous taxable year, provided that certain holding period and other requirements are satisfied at both the REIT and individual stockholder level. Under current law, the highest marginal individual income tax rate on ordinary income is 39.6% while the highest individual income tax rate on long-term capital gains is generally 20%. In addition, such distributions may be subject to the 3.8% Medicare tax. Noncorporate U.S. Stockholders should consult their own tax advisors to determine the impact of tax rates on dividends received from us. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. Stockholders that are corporations. Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. Stockholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. Stockholder has held his common stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. Stockholder may be eligible for preferential rates of taxation. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

To the extent that we make distributions, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Stockholder. Thus, these distributions will reduce the adjusted basis which the U.S. Stockholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. Stockholder’s adjusted basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for U.S. federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred shares before being allocated to other distributions.

Dividends authorized by us in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. Stockholders holding shares at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. Stockholder required to include the designated amount in determining the U.S. Stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. Stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. Stockholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.

A U.S. Stockholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on “net investment income,” which includes, among other things, dividends on gains from the sale or other dispositions of stock. If you are a U.S. Stockholder that is an individual, estate or trust, you are urged to consult your tax adviser regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Company.

Passive Activity Loss and Investment Interest Limitations:    Distributions from us and gain from the disposition of our stock will not be treated as passive activity income and, therefore, a U.S. Stockholder will not be able to offset any of this income with any passive losses of the stockholder from other activities. Dividends received by a U.S. Stockholder from us generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of shares of our stock or capital gain dividends generally will be excluded from investment income unless the stockholder elects to have the gain taxed at ordinary income rates.

Sale/Other Taxable Disposition of Company Stock:    In general, a U.S. Stockholder will recognize gain or loss on its sale or other taxable disposition of our stock equal to the difference between the amount of cash and the fair market value of any other property received in such sale or other taxable disposition and the stockholder’s adjusted basis in said stock at such time. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. Stockholders should consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. Stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our common stock held for more than 12 months. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Stockholder from us that were required to be treated as long-term capital gains.

Stockholders should consult with their own tax advisors with respect to their capital gain tax liability in respect of distributions received from us and gains recognized upon the sale or other disposition of shares of our common stock.

Treatment of Tax-Exempt Stockholders:    Based upon published rulings by the IRS, distributions by us to a U.S. Stockholder that is a tax-exempt entity will not constitute “unrelated business taxable income” (“UBTI”), provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness,” within the meaning of the Code, and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. Similarly, income from the sale of shares of our common stock will not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

For tax-exempt U.S. Stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans, exempt from U.S. federal income taxation under Code Sections 501(c)(7), (9), (17) and (20), respectively, income from an investment in shares of our common stock will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its shares of our common stock. Such prospective investors should consult their own tax advisors concerning these “set-aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” is treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code are referred to below as “qualified trusts.”

A REIT is a “pension-held REIT” if (i) it would not have qualified as a REIT under the Code but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT or (b) one or more such qualified trusts, each of whom owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (ii) the total gross income of the REIT, less direct expenses related to the total gross income. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to qualified trusts. We do not expect to be classified as a “pension-held REIT.”

The rules described above under the heading “Taxation of U.S. Stockholders” concerning the inclusion of our designated undistributed net capital gains in the income of its stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Special Tax Considerations For Non-U.S. Stockholders

Taxation of Non-U.S. Stockholders:    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, “Non-U.S. Stockholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Stockholders should consult with their tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our stock, including any reporting requirements.

Distributions by us to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by us of U.S. real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. However, if income from the investment in the stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the Non-U.S. Stockholder maintains in the United States (if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Stockholder to U.S. taxation on a net income basis) the Non-U.S. Stockholder generally will be subject to tax at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such income and is generally not subject to withholding. Any such effectively connected distributions received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. We expect to withhold U.S. federal income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a Non-U.S. Stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is submitted to us or the appropriate withholding agent or (b) the Non-U.S. Stockholder submits an IRS Form W-8 ECI (or a successor form) to us or the appropriate withholding agent claiming that the distributions are effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business and, in either case, other applicable requirements were met.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Stockholder’s shares, but rather will reduce the adjusted basis of such shares. For FIRPTA withholding purposes (discussed below) such distribution will be treated as consideration for the sale or exchange of shares of stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder’s shares, these distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Distributions to a Non-U.S. Stockholder that are designated by us at the time of distribution as capital gain dividends (other than those arising from the disposition of a U.S. real property interest) generally will not be subject to U.S. federal income taxation unless (i) investment in the stock is effectively connected with the Non-U.S. Stockholder’s U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain (except that a corporate Non-U.S. Stockholder may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case such stockholder will be subject to a 30% tax on his or her capital gains.

For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, and subject to the exception described below, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders would be taxed at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Stockholder that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder’s U.S. federal income tax liability. We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of Non-U.S. Stockholder status on IRS Form W-8 to determine whether withholding is required on gains realized from the disposition of U.S. real property interests. A U.S. Stockholder who holds shares of stock on behalf of a Non-U.S. Stockholder will bear the burden of withholding, provided that we have properly designated the appropriate portion of a distribution as a capital gain dividend.

Capital gain distributions to Non-U.S. Stockholders that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest (“USRPI”), as long as (1) our common stock continues to be treated as being “regularly traded” on an established securities market in the United States and (2) the Non-U.S. Stockholder did not own more than 10 percent (5 percent, for taxable years ending on or before December 18, 2015) of our common stock at any time during the one-year period preceding the distribution.  As a result, Non-U.S. Stockholders owning 10 percent or less of our common stock generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.  If our common stock ceases to be regularly traded on an established securities market in the United States or the Non-U.S. Stockholder owned more than 10 percent of our common stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described above.

If a Non-U.S. Stockholder owning more than 10 percent of our common stock disposes of such common stock during the 30-day period preceding the ex-dividend date of any dividend payment, and such Non-U.S. Stockholder (or a person related to such Non-U.S. Stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of such 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as USRPI capital gain to such Non-U.S. Stockholder under FIRPTA, then such Non-U.S Stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Gain recognized by a Non-U.S. Stockholder upon a sale of stock of a REIT generally will not be taxed under FIRPTA if the REIT is a “domestically-controlled REIT” (generally, a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by foreign persons). Since it is currently anticipated that we will be a “domestically-controlled REIT,” a Non-U.S. Stockholder’s sale of our common stock should not be subject to taxation under FIRPTA. Because our common stock is publicly-traded, under recently enacted rules, we may rely on certain assumptions (absent actual knowledge to the contrary) to determine that we ae a “domestically-controlled REIT.”  However, because our common stock is publicly-traded, no assurance can be given that we will continue to be a “domestically-controlled REIT.” Notwithstanding the foregoing, gain from the sale of our common stock that is not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) the Non-U.S. Stockholder’s investment in the stock is “effectively connected” with the Non-U.S. Stockholder’s U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain (a Non-U.S. Stockholder that is a foreign corporation may also be subject to a 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of stock were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals); provided, however, that deductions otherwise allowable will be allowed as deductions only if the tax returns were filed within the time prescribed by law. In general, the purchaser of the stock would be required to withhold and remit to the IRS 15% of the amount realized by the seller on the sale of such stock.

Under recently enacted rules, Non-U.S. Stockholders that are “qualified foreign pension funds” or certain “qualified collective investment vehicles” that qualify as “qualified shareholders” are not subject to the FIRPTA rules described in this section.  Non-U.S. Stockholders should consult with their own tax advisors to determine if they are eligible for either of these exceptions to the FIRPTA rules.

Information Reporting Requirements and Backup Withholding Tax

U.S. Stockholders:    We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a U.S. Stockholder with respect to dividends paid unless the U.S. Stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. Stockholder that does not provide us with its correct taxpayer identification number. A U.S. Stockholder may credit any amount paid as backup withholding against the stockholder’s U.S. federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Stockholder who fails to certify to us its non-foreign status.

Non-U.S. Stockholders:    If you are a Non-U.S. Stockholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

• dividend payments; and

• the payment of the proceeds from the sale of common stock effected at a United States office of a broker, as long as the income associated with these payments is otherwise exempt from U.S. federal income tax and:

• the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:
• a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or
• other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with Treasury Regulations, or
• you otherwise establish your right to an exemption.

Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

• the proceeds are transferred to an account maintained by you in the United States;
• the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or
• the sale has some other specified connection with the United States as provided in the Treasury Regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

• a United States person;
• a controlled foreign corporation for United States tax purposes;
• a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or
• a foreign partnership, if at any time during its tax year:
• one or more of its partners are “U.S. persons,” as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or
• such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish your right to an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability by filing a refund claim with the IRS.

Tax Aspects of Mack-Cali Realty, L.P.

General:    Mack-Cali Realty, L.P. holds substantially all of our investments. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of their partnership, and are potentially subject to tax thereon, without regard to whether distributions are made to them by the partnership. We include in our income our proportionate share of these Mack-Cali Realty, L.P. items (including our proportionate share of such items attributable to partnerships in which Mack-Cali Realty, L.P. owns a direct or indirect interest) for purposes of the various REIT gross income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT Asset Tests, we include our proportionate share of assets held by Mack-Cali Realty, L.P. and by partnerships in which Mack-Cali Realty, L.P. owns a direct or indirect interest.

Tax Allocations with respect to Contributed Properties (Effects of Section 704(c) of the Code):    Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at such time (said difference, the “Book-Tax Difference”). These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts of, or other economic or legal arrangements among, the partners. Mack-Cali Realty, L.P. was formed by way of, and has since formation received, contributions of appreciated property (including interests in partnerships that have appreciated property). Consequently, in accordance with Section 704(c) of the Code and Mack-Cali Realty, L.P.’s partnership agreement, Mack-Cali Realty, L.P. makes allocations to its partners in a manner consistent with Section 704(c) of the Code and the Treasury Regulations thereunder.

In general, those partners who have contributed to Mack-Cali Realty, L.P. property (including interests in partnerships that own property) that has a fair market value in excess of basis at the time of such contribution have been allocated lower amounts of depreciation deductions for tax purposes than would have been the case if such allocations were made pro rata. In addition, in the event of the disposition of any such property, all taxable income and gain attributable to such property’s Book-Tax Difference generally will be allocated to the contributing partners, and we generally will be allocated only our share (and on a pro rata basis) of any capital gain attributable to post-contribution appreciation, if any. The foregoing allocations would tend to eliminate a property’s Book-Tax Difference over Mack-Cali Realty, L.P.’s life. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate a property’s Book-Tax Difference and could prolong a noncontributing partner’s Book-Tax Difference with respect to such property. Thus, the carryover basis of a contributed property in the hands of Mack-Cali Realty, L.P. may cause us to be allocated: (a) lower tax depreciation and other deductions than our economic or book depreciation and other deductions allocable to us; and/or (b) more taxable income or gain upon a sale of the property than the economic or book income or gain allocable to us as a result of the sale. Such differing tax allocations may cause us to recognize taxable income or gain in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements.

Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences (e.g., the “traditional method,” the “traditional method with curative allocations,” and the “remedial method”). Some of these methods could prolong the period required to eliminate the Book-Tax Difference as compared to other permissible methods (or could, in fact, result in a portion of the Book-Tax Difference to remain unaccounted for). We and Mack-Cali Realty, L.P. have determined to use the “traditional method” for accounting for Book-Tax Differences with respect to previously-contributed properties. As a result of this determination, distributions to our stockholders could be comprised of more taxable income than would otherwise be the case. However, property that may hereafter be contributed to Mack-Cali Realty, L.P. is not bound to use the “traditional method.” We and Mack-Cali Realty, L.P. have not determined whether Mack-Cali Realty, L.P. will use the “traditional method,” or some other permissible method, to account for any Book-Tax Difference with respect to any such hereafter contributed property. With respect to any purchased property that is not “replacement property” in a tax-free like-kind exchange under Section 1031 of the Code, such property initially would have a tax basis equal to its fair market value and Section 704(c) of the Code would not apply.

Basis in Partnership Interests in Mack-Cali Realty, L.P.:    Our adjusted tax basis in our interest in Mack-Cali Realty, L.P. generally equals the amount of cash and the basis of any other property contributed by us to Mack-Cali

Realty, L.P. (1) increased by our allocable share of the income and indebtedness of Mack-Cali Realty, L.P., and (2) decreased (but not below zero) by: (a) our allocable share of losses of Mack-Cali Realty, L.P.; (b) the amount of cash and adjusted basis of property distributed by Mack-Cali Realty, L.P. to us; and (c) the reduction in our allocable share of Mack-Cali Realty, L.P.’s indebtedness.

If the allocation of our distributive share of Mack-Cali Realty, L.P.’s losses exceeds the adjusted tax basis of our partnership interest in Mack-Cali Realty, L.P., the recognition of such excess losses would be deferred to the extent that we have adjusted tax basis in our interest in Mack-Cali Realty, L.P. To the extent that Mack-Cali Realty, L.P.’s distributions, or any decrease in our allocable share of indebtedness (such decreases being considered a constructive cash distribution to the partners), exceeds our adjusted tax basis in our interest in Mack-Cali Realty, L.P., such excess distributions (including such constructive distributions) will constitute taxable income to us. Such taxable income would normally be characterized as capital gain, and if our interest in Mack-Cali Realty, L.P. has been held for longer than the long-term capital gain holding period (currently more than one year), such distributions and constructive distributions would constitute long-term capital gain income.

Sale of the Properties:    Our distributive share of any gain realized by Mack-Cali Realty, L.P. on its sale of any property held by it as inventory or primarily for sale to customers in the ordinary course of its trade or business would be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income may also have an adverse effect on our ability to satisfy the REIT gross income tests. Under existing law, whether Mack-Cali Realty, L.P. holds its property as inventory or primarily for sale to customers in the ordinary course of its trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Mack-Cali Realty, L.P. intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, renting and otherwise operating the properties, and to make such occasional sales of the properties, including peripheral land, as are consistent with Mack-Cali Realty, L.P.’s investment objectives.

State and Local Tax

We and our stockholders may be subject to state and local tax in various states and localities, including those in which we or they transact business, own property or reside. Our tax treatment and that of our stockholders in such jurisdictions may differ from the U.S. federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting for Mack-Cali Realty Corporation (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report of Mack-Cali Realty Corporation on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Ballard Spahr, LLP, Baltimore, Maryland, issued an opinion to us regarding certain Maryland law matters, including the validity of the issuance of the equity securities offered by this prospectus.  Seyfarth Shaw LLP, New York, New York, issued an opinion to us regarding certain tax matters, including the qualification and taxation of us as a REIT under the Code

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS.

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. We have estimated all amounts except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$0	(1)
FINRA Fee	$225,500
NYSE Listing Fee	$200,000
Printing and duplicating expenses	$200,000
Legal fees and expenses (othen than Blue Sky)	$750,000
Accounting fees and expenses	$500,000
Blue sky fees and expenses (including fees of counsel)	$0
Rating Agencies Fees	$150,000
Miscellaneous	$50,000

Total	$2,075,500

(1) The $2,000,000,000 of securities covered by this registration statement consist of $2,000,000,000 of unsold securities (the “Unsold Securities”) from the Registration Statement on Form S-3 filed by the registrant on April 18, 2014, File No. 333-195381 (the “2014 Registration Statement”). Pursuant to Rule 415(a)(6) under the Securities Act, the Unsold Securities and the related filing fee previously deemed paid in connection with the 2014 Registration Statement are being carried forward to this registration statement.

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our officers and directors are indemnified under Maryland law, our charter, our bylaws and the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P., as amended (the “Partnership Agreement of the Operating Partnership”), against certain liabilities. Our charter authorizes us, and our bylaws require us, to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland.

The Maryland General Corporation Law permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful, or the director or officer was adjudged to be liable to the corporation for the act or omission. The Maryland General Corporation Law does not permit a Maryland corporation to provide indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. No amendment of our charter or bylaws shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal.

In addition to the circumstances in which the Maryland General Corporation Law permits a corporation to indemnify its directors and officers, the Maryland General Corporation Law requires a corporation to indemnify its directors and officers in the circumstances described in the following sentence, unless limited by the charter of the Corporation.  A director who has been successful on the merits or otherwise, in defense of any proceeding or in the defense of any claim, issue or matter in the proceeding to which he is made a party by reason of his service as a director or officer shall be indemnified against reasonable expenses incurred by him in connection with the proceeding, claim, issue or matter in which the director has been successful.  Our charter does not alter this requirement.

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to such corporation and its stockholders for money damages, with specified exceptions. Maryland law does not, however, permit the liability of directors and officers to a corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision consistent with the Maryland law. No amendment of our charter shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment.

The Partnership Agreement of the Operating Partnership also provides for indemnification of us and our officers and directors to the same extent indemnification is provided to our officers and directors in our charter, and limits the liability of us and our officers and directors of the Operating Partnership.

In addition, the Delaware Revised Limited Partnership Act provides that a limited partnership has the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions of our charter and our bylaws and the Partnership Agreement of the Operating Partnership, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our board of directors or by our stockholders to eliminate the rights it provides.

Insofar as indemnification for liabilities arising under the Securities Act is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the Securities and Exchange Commission is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the Securities and Exchange Commission is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

ITEM 16.      EXHIBITS.

The following exhibits are filed herewith or are incorporated by reference to exhibits previously filed:

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement.(1)

3.1	Articles of Restatement of Mack-Cali Realty Corporation dated September 18, 2009 (filed as Exhibit 3.2 to the Company’s Form 8-K dated September 17, 2009 and incorporated herein by reference).

3.2

Articles of Amendment to the Articles of Restatement of Mack-Cali Realty Corporation as filed with the State Department of Assessments and Taxation of Maryland on May 14, 2014 (filed as Exhibit 3.1 to the Company’s Form 8-K dated May 12, 2014 and incorporated herein by reference).

3.3	Amended and Restated Bylaws of Mack-Cali Realty Corporation dated June 10, 1999 (filed as Exhibit 3.2 to the Company’s Form 8-K dated June 10, 1999 and incorporated herein by reference).

3.4

Amendment No. 1 to the Amended and Restated Bylaws of Mack-Cali Realty Corporation dated March 4, 2003, (filed as Exhibit 3.3 to the Company’s Form 10-Q dated March 31, 2003 and incorporated herein by reference).

3.5

Amendment No. 2 to the Mack-Cali Realty Corporation Amended and Restated Bylaws dated May 24, 2006 (filed as Exhibit 3.1 to the Company’s Form 8-K dated May 24, 2006 and incorporated herein by reference).

3.6	Amendment No. 3 to the Mack-Cali Realty Corporation Amended and Restated Bylaws dated May 14, 2014 (filed as Exhibit 3.2 to the Company’s Form 8-K dated 12, 2014 and incorporated herein by reference).

3.7

Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated December 11, 1997 (filed as Exhibit 10.110 to the Company’s Form 8-K dated December 11, 1997 and incorporated herein by reference).

3.8

Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated August 21, 1998 (filed as Exhibit 3.1 to the Company’s and the Operating Partnership’s Registration Statement on Form S-3, Registration No. 333-57103, and incorporated herein by reference).

3.9

Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated July 6, 1999 (filed as Exhibit 10.1 to the Company’s Form 8-K dated July 6, 1999 and incorporated herein by reference).

3.10

Third Amendment to the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated September 30, 2003 (filed as Exhibit 3.7 to the Company’s Form 10-Q dated September 30, 2003 and incorporated herein by reference).

3.11

Fourth Amendment dated as of March 8, 2016 to Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated as of December 11, 1997 (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated March 8, 2016 and incorporated herein by reference).

3.12

Certificate of Designation of 3.5% Series A Preferred Limited Partnership Units dated February 3, 2017 (filed as Exhibit 3.1 to the Company’s Form 8-K dated February 3, 2017 and incorporated herein by reference).

3.13

Certificate of Designation of 3.5% Series A-1 Preferred Limited Partnership Units of Mack-Cali Realty, L.P. dated February 28, 2017 (Filed as Exhibit 3.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated herein by reference).

4.1

Form of common stock certificate (filed as Exhibit 4.1 to Post-Effective Amendment No. 1 to Mack-Cali Realty Corporation’s registration statement on Form S-3 (File No. 333-44433) and incorporated herein by reference).

4.2	Form of common stock warrant agreement, including form of common stock warrant certificate.(1)

4.3	Form of Articles Supplementary for the preferred stock.(1)

4.4	Form of preferred stock certificate.(1)

4.5	Form of preferred stock warrant agreement, including form of preferred stock warrant certificate.(1)

4.6	Form of deposit agreement, including form of depositary receipt.(1)

5.1*	Opinion of Ballard Spahr LLP regarding certain Maryland law matters, including the validity of the securities being registered.

8.1*	Opinion of Seyfarth Shaw LLP regarding tax matters.

12.1

Calculation of Ratios of Earnings to Combined Fixed Charges and Preferred Security Dividends (included with Exhibit 12.1 to Mack-Cali Realty Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated herein by reference).

23.1	Consent of Seyfarth Shaw LLP (included in Exhibit 8.1).

23.2	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

23.3*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on signature page).

* Filed herewith.

(1) To be filed by amendment or incorporated by reference in connection with an offering of securities registered hereunder.

ITEM 17.      UNDERTAKINGS.

A.                                         The undersigned registrant hereby undertakes:

1.                                           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                                    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.                                           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.                                           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)                                    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.                                           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                                    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                                   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.                                         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                         The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

D.                                         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jersey City, New Jersey on this 28th day of February, 2017.

Mack-Cali Realty Corporation
(Registrant)

By:	/s/ Mitchell E. Rudin
Mitchell E. Rudin
Chief Executive Officer
(principal executive officer)

By:	/s/ Michael J. DeMarco
Michael J. DeMarco
President and Chief Operating Officer

By:	/s/ Anthony Krug
Anthony Krug
Chief Financial Officer
(principal financial officer and
principal accounting officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mitchell E. Rudin, Michael J. DeMarco, Anthony Krug, and Gary T. Wagner, or any one of them, his attorneys-in-fact and agents, each with full power of substitution and re-substitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement on Form S-3 or a registration statement prepared in accordance with Rule 462 of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William L. Mack	Chairman of the Board	February 28, 2017
William L. Mack

/s/ Mitchell E. Rudin	Chief Executive Officer (principal executive officer)	February 28, 2017
Mitchell E. Rudin

/s/ Michael J. DeMarco	President and Chief Operating Officer	February 28, 2017
Michael J. DeMarco

/s/ Anthony Krug	Chief Financial Officer (principal financial officer and	February 28, 2017
Anthony Krug	principal accounting officer)

/s/ Alan S. Bernikow	Director	February 28, 2017
Alan S. Bernikow

/s/ Kenneth M. Duberstein	Director	February 28, 2017
Kenneth M. Duberstein

/s/ Nathan Gantcher	Director	February 28, 2017
Nathan Gantcher

/s/ David S. Mack	Director	February 28, 2017
David S. Mack

/s/ Alan G. Philibosian	Director	February 28, 2017
Alan G. Philibosian

/s/ Irvin D. Reid	Director	February 28, 2017
Irvin D. Reid

/s/ Rebecca Robertson	Director	February 28, 2017
Rebecca Robertson

/s/ Vincent Tese	Director	February 28, 2017
Vincent Tese

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement.(1)

3.1	Articles of Restatement of Mack-Cali Realty Corporation dated September 18, 2009 (filed as Exhibit 3.2 to the Company’s Form 8-K dated September 17, 2009 and incorporated herein by reference).

3.2

Articles of Amendment to the Articles of Restatement of Mack-Cali Realty Corporation as filed with the State Department of Assessments and Taxation of Maryland on May 14, 2014 (filed as Exhibit 3.1 to the Company’s Form 8-K dated May 12, 2014 and incorporated herein by reference).

3.3	Amended and Restated Bylaws of Mack-Cali Realty Corporation dated June 10, 1999 (filed as Exhibit 3.2 to the Company’s Form 8-K dated June 10, 1999 and incorporated herein by reference).

3.4

Amendment No. 1 to the Amended and Restated Bylaws of Mack-Cali Realty Corporation dated March 4, 2003, (filed as Exhibit 3.3 to the Company’s Form 10-Q dated March 31, 2003 and incorporated herein by reference).

3.5

Amendment No. 2 to the Mack-Cali Realty Corporation Amended and Restated Bylaws dated May 24, 2006 (filed as Exhibit 3.1 to the Company’s Form 8-K dated May 24, 2006 and incorporated herein by reference).

3.6	Amendment No. 3 to the Mack-Cali Realty Corporation Amended and Restated Bylaws dated May 14, 2014 (filed as Exhibit 3.2 to the Company’s Form 8-K dated 12, 2014 and incorporated herein by reference).

3.7

Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated December 11, 1997 (filed as Exhibit 10.110 to the Company’s Form 8-K dated December 11, 1997 and incorporated herein by reference).

3.8

Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated August 21, 1998 (filed as Exhibit 3.1 to the Company’s and the Operating Partnership’s Registration Statement on Form S-3, Registration No. 333-57103, and incorporated herein by reference).

3.9

Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated July 6, 1999 (filed as Exhibit 10.1 to the Company’s Form 8-K dated July 6, 1999 and incorporated herein by reference).

3.10

Third Amendment to the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated September 30, 2003 (filed as Exhibit 3.7 to the Company’s Form 10-Q dated September 30, 2003 and incorporated herein by reference).

3.11

Fourth Amendment dated as of March 8, 2016 to Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated as of December 11, 1997 (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated March 8, 2016 and incorporated herein by reference).

3.12

Certificate of Designation of 3.5% Series A Preferred Limited Partnership Units dated February 3, 2017 (filed as Exhibit 3.1 to the Company’s Form 8-K dated February 3, 2017 and incorporated herein by reference).

3.13

Certificate of Designation of 3.5% Series A-1 Preferred Limited Partnership Units of Mack-Cali Realty, L.P. dated February 28, 2017 (Filed as Exhibit 3.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated herein by reference).

4.1

Form of common stock certificate (filed as Exhibit 4.1 to Post-Effective Amendment No. 1 to Mack-Cali Realty Corporation’s registration statement on Form S-3 (File No. 333-44433) and incorporated herein by reference).

4.2	Form of common stock warrant agreement, including form of common stock warrant certificate.(1)

4.3	Form of Articles Supplementary for the preferred stock.(1)

4.4	Form of preferred stock certificate.(1)

4.5	Form of preferred stock warrant agreement, including form of preferred stock warrant certificate.(1)

4.6	Form of deposit agreement, including form of depositary receipt.(1)

5.1*	Opinion of Ballard Spahr LLP regarding certain Maryland law matters, including the validity of the securities being registered.

8.1*	Opinion of Seyfarth Shaw LLP regarding tax matters.

12.1

Calculation of Ratios of Earnings to Combined Fixed Charges and Preferred Security Dividends (included with Exhibit 12.1 to Mack-Cali Realty Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated herein by reference).

23.1	Consent of Seyfarth Shaw LLP (included in Exhibit 8.1).

23.2	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

23.3*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on signature page).

* Filed herewith.

(1) To be filed by amendment or incorporated by reference in connection with an offering of securities registered hereunder.